EXHIBIT 21

LA-Z-BOY INCORPORATED LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
Alexvale Furniture, Inc.	North Carolina
Bauhaus U.S.A., Inc.	Mississippi
Boca Raton Galleries, LLC	Michigan
England, Inc.	Michigan
Kincaid Furniture Company, Incorporated	Delaware
La-Z-Boy Asia Co., LTD (50.05%)	Thailand
La-Z-Boy Canada Limited	Ontario, Canada
La-Z-Boy Global Limited	Michigan
La-Z-Boy Greensboro, Inc.	North Carolina
La-Z-Boy Hospitality, LLC	Michigan
La-Z-Boy Logistics, Inc.	Michigan
La-Z-Boy Muebles, S. de R.L.de C.V.	Mexico
La-Z-Boy Showcase Shoppes, Inc.	Indiana
La-Z-Boy (Thailand) Ltd. (51%)	Thailand
LZB Carolina Properties, Inc.	Michigan
LZB Delaware Valley Inc.	Delaware
LZB Delaware Valley Properties, Inc.	Michigan
LZBFG of South Florida, LLC	Michigan
LZB Finance, Inc.	Michigan
LZB Furniture Galleries of Boston, Inc.	Michigan
LZB Furniture Galleries of Kansas City, Inc.	Michigan
LZB Furniture Galleries of Paramus, Inc.	Michigan
LZBFG of California, LLC	Michigan
LZBFG Management Services, Inc.	Michigan
LZB Furniture Galleries of St. Louis, Inc.	Michigan
LZB Furniture Galleries of Washington D.C., Inc.	Michigan
LZB Manufacturing, Inc.	Michigan
LZB Retail, Inc.	Michigan
LZB Servicios de Mexico, S. de R.L. de C.V.	Mexico
Montgomeryville Home Furnishings, Inc.	Pennsylvania

All other subsidiaries, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary and therefore have been omitted from this exhibit.